Exhibit 10.14

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

THE SELLERS SET FORTH ON EXHIBIT A ATTACHED HERETO,

as the Sellers,

SAUVEGARDER INVESTMENT MANAGEMENT, INC.,

as the Company,

SPECTRAL IP, INC.

as the Buyer

and solely for the purposes set forth herein,

SPECTRAL AI, INC.

Dated as of November 4, 2024

[Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.]

- i -

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYER		16
6.1	Organization	16
6.2	Binding Obligations	16
6.3	No Defaults or Conflicts	16
6.4	Governmental Authorization	16
6.5	Litigation	16
6.6	No Undisclosed Liabilities	16
6.7	Buyer’s Reliance	17

ARTICLE 7 COVENANTS		17
7.1	Conduct of Business Prior to the Closing	17
7.2	Access to Information	18
7.3	Efforts to Close; Further Actions	19
7.4	Exclusive Dealing	20
7.5	Public Announcements	20
7.6	Retention of Books and Records	21
7.7	Post-Closing Long-Term Incentive Plan	21
7.8	Preparation of Form 10 and Registration Statement	21
7.9	Spectral AI Share Forfeiture	21

ARTICLE 8 CONDITIONS TO CLOSING		22
8.1	Conditions to Obligations of Each Party	22
8.2	Conditions to Obligations of the Buyer	22
8.3	Conditions to Obligations of the Sellers and the Company	23

ARTICLE 9 TERMINATION		23
9.1	Termination	23
9.2	Effect of Termination	24

ARTICLE 10 MISCELLANEOUS		25
10.1	Nonsurvival	25
10.2	Expenses	25
10.3	Amendment; Waiver	25
10.4	Entire Agreement	25
10.5	Headings	25
10.6	Notices	26
10.7	Exhibits and Disclosure Schedules	27
10.8	Release	27
10.9	Binding Effect; Assignment	28
10.10	No Third Party Beneficiary	28
10.11	Counterparts	28
10.12	Governing Law and Jurisdiction	28
10.13	Consent to Jurisdiction and Service of Process	28
10.14	WAIVER OF JURY TRIAL	28
10.15	Specific Performance	29
10.16	Severability	29

Exhibits

Exhibit A	Sellers
Exhibit B	Company Subsidiaries
Exhibit C	SIM LTIP
Exhibit D	Joinder

- ii -

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into on November 4, 2024 by and Spectral IP, Inc., a Delaware corporation (the “Buyer”), the Persons set forth on Exhibit A attached hereto (each, a “Seller”, and collectively, the “Sellers”), Sauvegarder Investment Management, Inc., a Delaware corporation (the “Company”), and solely for purposes of Section 7.5, Section 7.9 and Article 10, Spectral AI, Inc., a Delaware corporation (“Spectral AI”). The Buyer, the Company and the Sellers are sometimes referred to herein each as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Sellers (including the shareholders of the Company that shall sign a joinder to this Agreement prior to Closing) collectively own one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (the “Company Shares”), which represent all of the issued and outstanding Equity Interests of the Company;

WHEREAS, the Company is the direct or indirect owner of all of the issued and outstanding Equity Interests of each of the Subsidiaries set forth on Exhibit B (collectively, the “Company Subsidiaries”); and

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Company Shares, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Acquisition Transaction” has the meaning set forth in Section 7.4.

“Action” means any action, suit, arbitration, claim, mediation, complaint, demand, petition, investigation, hearing, or other proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Affiliate” means as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws applicable to the Buyer, the Seller, the Company or the Company Subsidiary that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Books and Records” has the meaning set forth in Section 7.6.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement. “Buyer Preferred Shares” has the meaning set forth in Section 2.3(b).

“Buyer Shares” means shares common stock of the Buyer, par value $0.0001 per share. “Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Equity Consideration” means 19,839,329 Buyer Shares and 21,867,812 Buyer Preferred Shares, as apportioned among the Sellers as set forth on Exhibit A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement. “Company Common Stock” means shares of common stock of the Company, par value $0.001 per share.

“Company Series A Preferred Stock” means shares of Series A preferred stock of the Company, par value $0.001 per share.

“Company Shares” has the meaning set forth in the Recitals. “Company Subsidiaries” has the meaning set forth in the Recitals. “Confidential Information” has the meaning set forth in Section 7.2(b).

“Contract” means any legally binding written agreement, contract, lease, license, instrument, commitment or arrangement.

“Disclosure Schedules” means the Schedules delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance” means all liens, encumbrances, charges, mortgages, pledges, or other security interests.

“Equitable Exceptions” has the meaning set forth in Section 4.2.

“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.

“Form 10” means the registration statement on Form 10 to be filed by the Buyer or one of its Affiliates with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including any exhibits attached thereto, and any amendments or supplements thereto.

“Fraud” means a claim for common law fraud with a specific intent to deceive based on a representation or warranty contained in this Agreement; provided that, at the time such representation was made, (a) such representation was inaccurate, (b) the Person making such representation had knowledge of the inaccuracy of such representation or warranty and (c) the other Party(ies) hereto acted in reliance on such inaccurate representation and suffered a loss as a result of such inaccuracy.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States, any foreign government, any state of the United States, or any municipality or other political subdivision thereof or of any other government in any jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Company and the Company Subsidiaries, without duplication, (a) indebtedness for borrowed money, (b) payment obligations due and owing under any interest rate, currency or other hedging agreement, (c) obligations under any performance bond or letter of credit, but only to the extent drawn, (d) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (c) above, and (e) for clauses (a) through (d) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayment of such Indebtedness. For the avoidance of doubt, Indebtedness shall not include (i) trade payables, (ii) Transaction Expenses, (iii) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (iv) any intercompany Indebtedness between the Company and the Company Subsidiaries, or (v) any Indebtedness incurred by the Buyer and its Affiliates (and subsequently assumed by the Company or the Company Subsidiaries) on the Closing Date.

“IP Promissory Note” means that certain Promissory Note, dated March 18, 2024, by and between the Buyer and SIM Tech Licensing LLC, as assigned pursuant to that certain Notice of Assignment and Transfer, dated August 28, 2024, to IP Protocol, LLC, as amended, supplemented or otherwise modified from time to time.

“Knowledge of the Company” or any similar phrase means the actual knowledge of Erich Spangenberg and David Kutcher, as of the time of determination.

“Law(s)” means any foreign, federal, state or local law (including international conventions, protocols and treaties), common law, Order, statute, regulation, code, ordinance, policy, rule or other requirement of any Governmental Authority.

“Major Shareholders” means, collectively, ELS Family 1960 LP, Overlook Trading Partners LLC, KB Kids Partners LLC, B23 Heel Enterprises, LLC, and Eleven Ventures LLC.

“Material Adverse Effect” means any change, event, occurrence or development that has a material adverse effect on the business, results of operations, financial condition or assets of the Company and the Company Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the impact on such business, results of operations, financial condition or assets arising out of or attributable to (a) conditions or effects that generally affect the industries in which the Company or the Company Subsidiaries operate (including legal and regulatory changes), (b) general economic conditions affecting any jurisdiction in which the Company or the Company Subsidiaries operate or the global economy generally, including changes in interest or exchange rates, (c) effects resulting from changes in equity or debt market conditions in any jurisdiction in which the Company or the Company Subsidiaries operate or the global economy generally, (d) any effects or conditions resulting from an outbreak, disease, or pandemic (including COVID-19 or coronavirus), or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or any other country in which the Company or the Company Subsidiaries operate, (e) acts of God (including earthquakes, storms, fires, floods and natural catastrophes), (f) effects arising from changes or proposed changes in Laws, rules, regulations or accounting principles, (g) effects relating to or arising from the announcement of the execution of this Agreement or the transactions contemplated hereby or the identity of the Buyer or its Affiliates, including the loss of any customers, suppliers or employees, (h) effects resulting from compliance with the terms and conditions of this Agreement by the Seller, the Company or the Company Subsidiaries or consented to in writing by the Buyer, (i) the seasonality of the business of the Company or the Company Subsidiaries or the failure to meet any projections or forecasts, (j) any matter set forth on the Disclosure Schedules, or (k) any act or omission of the Buyer.

“Order” means any judgment, order, writ, injunction, decision, ruling, decree or award of, or settlement or agreement with, any Governmental Authority.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, formation or organization of such Person, or any limited liability company, operating or partnership agreement, bylaws or similar documents or agreements relating to the legal organization of such Person, including any equityholder agreements, voting trusts, voting agreement, or similar agreements among members related to limited liability company or other Equity Interests, in each case with all amendments thereto.

“Ownership Limit” has the meaning set forth in Section 2.3(a).

“Party” has the meaning set forth in the introductory paragraph of this Agreement. “Permits” has the meaning set forth in Section Error! Reference source not found.. “Permitted Encumbrances” means, (a) Encumbrances disclosed in the consolidated financial statements of the Company and the Company Subsidiaries or any Schedules to this Agreement, (b) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances, (d) Encumbrances relating to purchase money security interests entered into in the ordinary course of business, (e) Encumbrances in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security or to secure government Contracts and similar obligations, (f) Encumbrances and defects or irregularities in title that do not materially affect the current use of the underlying asset, (g) restrictions on transfer or assignment, whether under applicable securities Laws or otherwise, (h) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property and (i) Encumbrances created by the acts of the Buyer or the Buyer’s Affiliates.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Registration Statement” means a registration statement on Form S-1 to be filed by the Buyer or one of its Affiliates with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including any exhibits attached thereto, and any amendments or supplements thereto.

“Releasing Party” has the meaning set forth in Section 10.8.

“Representatives” means, with respect to any Person, any director, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“Rule 144” has the meaning set forth in Section 4.7(e). “SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement. “Seller Group” has the meaning set forth in Section 10.1.

“SIM LTIP” has the meaning set forth in Section 7.7.

“Spectral AI” has the meaning set forth in the introductory paragraph of this Agreement. “Spectral AI Forfeited Shares” has the meaning set forth in Section 7.9.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any United States or foreign, state or local income, gross receipts, sales, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalty, or addition thereto.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Transaction Documents” means any and all agreements, documents, certificates or instruments being delivered pursuant to this Agreement.

“Transaction Expenses” means, to the extent not paid by the Seller, the Company or the Company Subsidiaries prior to the Closing, (a) all consolidated fees and expenses of the Company and the Company Subsidiaries incurred in connection with this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (b) all investment banking (including, brokers or finders), legal and accounting fees, costs and expenses, or (c) any commission, severance, bonus or other payment of any kind payable by the Company or the Company Subsidiaries to management, other current or former employees or any other Person that is accelerated or payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

“Treasury Regulations” mean the United States Treasury regulations promulgated under the Code.

1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h) references herein to any Contract (including this Agreement) means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(k) the word “or” is not exclusive;

(l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder; and

(m) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

ARTICLE 2

PURCHASE AND SALE OF THE COMPANY SHARES

2.1 Purchase and Sale of the Company Shares. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the Sellers (including the shareholders of the Company that shall sign a joinder to this Agreement prior to Closing) shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from the Sellers, all right, title and interest in and to, the Company Shares, free and clear of all Encumbrances, other than restrictions on transfer arising under applicable securities Laws.

2.2 Transactions to be Effected at the Closing. At or prior to the Closing, the following transactions shall be effected by the Parties to this Agreement:

(a) The Sellers and/or the Company, as applicable, shall deliver, or cause to be delivered, to the Buyer:

(i) evidence, in form and substance reasonably satisfactory to the Buyer, of the records of the Company Shares (in book-entry form);

(ii) evidence, in form and substance reasonably satisfactory to the Buyer, of the resignations or removal of the members of the Board of Directors (or similar governing body) and officers of the Company and the Company Subsidiary as requested by the Buyer in writing at least five (5) days prior to the Closing, such resignations or removal to be effective concurrently with the Closing;

(iii) a duly executed certificate from the Company, stating that the Company is not, and has not been within the period described in Section 897(c)(1)(A) of the Code, a “United States real property holding corporation” pursuant to Section 1445(b)(3) of the Code and the Treasury Regulations thereunder;

(iv) a certificate from each of the Sellers and the Company, in form and substance reasonably satisfactory to the Buyer, certifying that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied, as applicable;

(v) any applicable releases, termination statements or other similar documentation, in form and substance reasonably satisfactory to the Buyer, releasing and terminating any and all Encumbrances (other than Permitted Encumbrances) relating to Indebtedness of the Company or the Company Subsidiary for borrowed money;

(vi) each of the Transaction Documents duly executed by the Sellers or the Company, as applicable;

(vii) a good standing certificate for the Company from the Secretary of State of the jurisdiction of its organization, dated no earlier than five (5) Business Days prior to the Closing Date; and

(viii) such other agreements, consents, documents, instruments and writings as are reasonably requested by the Buyer to be delivered by the Sellers or the Company pursuant to this Agreement or otherwise reasonably required to consummate the transactions contemplated hereby.

(b) The Buyer shall make or deliver, or cause to be made or delivered, to the Company and/or the Sellers, as applicable:

(i) subject to the limitations set forth in Section 2.3, to each Seller, in exchange for the Company Shares held by such Seller, such portion of the Closing Equity Consideration as set forth across from such Seller’s name on Exhibit A deliverable to such Seller;

(ii) to the Sellers, a certificate from the Buyer, in form and substance reasonably satisfactory to the Sellers, certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(iii) evidence, in form and substance reasonably satisfactory to Company, of the full payment and satisfactory performance of all obligations under the IP Promissory Note; and

(iv) to the Sellers, the Transaction Documents, duly executed by the Buyer.

2.3 Beneficial Ownership Limitation.

(a) Limitations on Ownership of Buyer Shares. The number of Buyer Shares that such Seller will receive pursuant to Section 2.2(b)(i) shall be limited such that, immediately following the Closing, such Seller will hold no more than 4.99% of the total issued and outstanding shares of common stock of the Buyer (the “Ownership Limit”). For purposes of this calculation, the total issued and outstanding shares of common stock of the Buyer shall include all shares of common stock of the Buyer issued and outstanding as of the Closing Date.

(b) Issuance of Preferred Shares of Buyer. If the amount of Buyer Shares that a Seller would otherwise receive pursuant to Section 2.2(b)(i) exceeds the Ownership Limit, such excess amount of Buyer Shares shall be exchanged for newly issued shares of preferred stock of the Buyer (“Buyer Preferred Shares”). Such Buyer Preferred Shares issued to any such Seller will have terms and preferences that are substantially equivalent to the terms of the preferred stock of the Company that is issued and outstanding as of the date hereof, subject to adjustment as mutually agreed upon in good faith by the Buyer and the Company; provided, however, that the Buyer Preferred Shares shall be convertible on a 1:1 basis with common stock of the Buyer and shall not be subject to any anti-dilution protection.

(c) Adjustments and Further Actions. The Buyer, the Sellers and the Company agree to cooperate in good faith to make any additional adjustments or modifications to the structure or terms of the exchange, if necessary, to ensure compliance with the Ownership Limit, including, to issuing additional classes of preferred stock to effectuate the foregoing.

ARTICLE 3

THE CLOSING

3.1 Closing; Closing Date. The closing of the sale and purchase of the Company Shares contemplated hereby (the “Closing”) shall take place by means of a virtual closing through electronic exchange of documents and signatures (including by email) on the second (2nd) Business Day after the date that all of the conditions to Closing set forth in Article 8 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall have been satisfied or waived by the Party entitled to waive the same, or at such other time, place and date and in such manner (including by electronic means) as the Parties may mutually agree (the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Eastern Time on the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as otherwise set forth in the Disclosure Schedules, each Seller, on a several and not joint basis, represents and warrants to the Buyer as follows:

4.1 Organization. Such Seller who is not a natural person is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization. Such Seller who is a natural person is a resident of the state set forth opposite such Seller’s name on Schedule 4.1.

4.2 Binding Obligations. Each Seller that is an individual has all requisite capacity to execute, deliver and perform this Agreement and each Transaction Document to which her or she is a party, to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each Seller that is a legal entity has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Buyer, constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (collectively, the “Equitable Exceptions”). The Sellers have given all necessary consents and approvals in order to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

4.3 No Defaults or Conflicts. The execution, delivery and performance by each Seller of this Agreement and each Transaction Document to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby (a) do not and will not result in any violation of the applicable Organizational Documents of such Seller, (b) do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, any Contract to which such Seller is a party or by which it is bound or to which its properties are subject, and (c) do not and will not violate any existing applicable Law, rule, regulation or Order having jurisdiction over the Seller; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that, individually or in the aggregate, would not have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby.

4.4 Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby, except in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws.

4.5 The Company Shares. Each Seller is the legal and beneficial owner of, and has good and marketable title to, the Company Shares as set forth across from such Seller’s name on Exhibit A, which Company Shares are free and clear of all Encumbrances, other than Permitted Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Buyer will own all of the Company Shares, free and clear of all Encumbrances. Other than this Agreement, there are no Contracts to which each Seller is a party or by which each Seller is bound with respect to the voting, sale, transfer, or other disposition of the Company Shares.

4.6 Litigation. There are no Actions pending or, to the actual knowledge of the Seller, threatened, against the Seller before any Governmental Authority which seeks to prevent the transactions contemplated hereby or that otherwise would have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby. The Seller is not subject to any unsatisfied Order that would reasonably be expected to result in a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby.

4.7 Securities Law Matters.

(a) Each Seller has acquired information about the Buyer to reach an informed and knowledgeable decision to acquire the Buyer Shares. Each Seller has received all materials that have been requested by it, and has had a reasonable opportunity to ask questions of the Buyer and its Representatives. Each Seller has had access to, and the opportunity to request, additional information and has taken all the steps it believes to be reasonably necessary to evaluate the merits and risks of an investment in the Buyer Shares as proposed hereunder.

(b) Each Seller represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

(c) Each Seller has such knowledge and experience in finance, securities, investments and other business matters so as to evaluate the merits and risks of an investment in the Buyer Shares.

(d) Each Seller is aware that an investment in the Buyer is highly speculative and subject to substantial risks. Each Seller is capable of bearing the high degree of economic risk and burdens of this investment, including the possibility of a complete loss of its investment in the Buyer Shares and the lack of a public market and limited transferability of the Buyer Shares, which may make the liquidation of this investment impossible for an indefinite period of time.

(e) Each Seller has been advised by the Buyer that none of the Buyer Shares have been registered under the Securities Act, that the Buyer Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that the transactions contemplated hereby have not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Buyer’s reliance thereon is based in part upon the representations made by each Seller in this Agreement. Each Seller acknowledges that it has been informed by the Buyer of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of the Buyer Shares. In particular, each Seller agrees that no sale, assignment or transfer of any of the Buyer Shares shall be valid or effective, and the Buyer shall not be required to give any effect to such a sale, assignment or transfer, unless (i) the sale, assignment or transfer of such Buyer Shares is registered under the Securities Act, it being understood that the Buyer Shares are not currently registered for sale, or (ii) such Buyer Shares are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Securities Act (“Rule 144”), it being understood that Rule 144 is not available at the present time for the sale of the Buyer Shares, or (iii) such sale, assignment or transfer is otherwise exempt from registration under the Securities Act. Each Seller further understands that an opinion of counsel and other documents may be required to transfer the Buyer Shares. Each Seller acknowledges that the Buyer Shares shall be subject to a stop transfer order and the certificate or certificates evidencing any Buyer Shares (if in the future the Buyer elects to use physical certificates) shall bear the following or a substantially similar legend or such other legend as may appear on the forms of Buyer Shares and such other legends as may be required by state “blue sky” laws:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

Such legend shall be removed by the Buyer, upon the request of a holder, at such time as the restrictions on the transfer of the applicable security shall have been terminated.

(f) Each Seller will acquire the Buyer Shares for its own account for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and has no present intention of distributing or selling to others any of such interest or granting any participation therein.

(g) Each Seller is not acquiring the Buyer Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a Person other than a Representative of the Buyer with which such Seller had a pre-existing relationship in connection with investments generally.

(h) Each Seller is not relying on the Buyer with respect to the tax and other economic considerations of an investment in the Buyer Shares.

(i) Without limiting any of each Seller’s other representations and warranties hereunder, the such Seller acknowledges that:

(i) such Seller has reviewed and is aware of the risks of investing in the Buyer Shares; and

(ii) no assurances have been given that the financial resources of the Buyer are sufficient to sustain operations.

(j) Each Seller has consulted its own financial, legal and tax advisors with respect to the economic, legal and tax consequences of an investment in the Buyer Shares and has not relied on the Organizational Documents of the Buyer, the Buyer, or the Buyer’s officers, directors, managers or professional advisors for advice as to such consequences.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SUBSIDIARIES

Except as otherwise set forth in the Disclosure Schedules, the Company and the Sellers hereby jointly and severally represent and warrant to the Buyer as follows:

5.1 Organization and Qualification. Each of the Company and the Company Subsidiaries is duly formed, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization. Each of the Company and the Company Subsidiaries is qualified, licensed or registered to transact business as a foreign entity and is in good standing (to the extent such concept is applicable) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (to the extent such concept is applicable) would not, individually or in the aggregate, have a Material Adverse Effect.

5.2 Binding Obligations. The Company has all requisite corporate authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Company. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Buyer, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.3 No Defaults or Conflicts. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby (a) do not and will not result in any violation of the Organizational Documents of the Company, (b) do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, any Contract to which the Company is a party or by which it is bound or to which its properties are subject, and (c) do not and will not violate in any material respect any existing applicable Law, rule, regulation, or Order having jurisdiction over the Company; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that, individually or in the aggregate, would not have a Material Adverse Effect.

5.4 Governmental Authorization. Except as set forth on Schedule 5.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Company or the Company Subsidiaries in connection with the execution, delivery and performance by the Company or the Company Subsidiaries of this Agreement and the consummation by the Company of the transactions contemplated hereby, except in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws.

5.5 Capitalization. The Company Shares constitute all of the issued and outstanding Equity Interests of the Company. The Company Shares are duly authorized, validly issued, fully paid and non-assessable, and has not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar rights held by a third party, and has been issued in compliance with applicable Law. The Company has not issued any Equity Interests other than the Company Shares, and there are no options, warrants, convertible, exercisable or exchangeable securities or other rights or Contracts of any character, existing or outstanding, which relate to any Equity Interests of the Company or other rights that are linked to the value of any Equity Interests of the Company or provide for the sale or issuance of any Equity Interest by the Company. Except as set forth on Schedule 5.5, the Company does not have any outstanding or authorized stock appreciation, phantom stock, stock-based performance units, profit participation or similar plans. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Company Shares.

5.6 Litigation. Except as set forth on Schedule 5.6, there are no Actions pending or, to the Knowledge of the Company, threatened in writing involving the Company or any Company Subsidiary that would reasonably be expected to (a) result in a Material Adverse Effect, or (b) materially and adversely affect the legality, validity, or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

5.7 Company Subsidiaries. Each Company Subsidiary, together with its outstanding Equity Interests, is listed and identified on Schedule 5.7. All of the outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar rights held by a third party, and have been issued in compliance with applicable Law. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights or Contracts of any character, existing or outstanding, that relate to any Equity Interests of any Company Subsidiary or other rights that are linked to the value of any Equity Interests of any Company Subsidiary or, except as set forth on Schedule 5.7, provide for the sale or issuance of any Equity Interests by any Company Subsidiary. None of the Company Subsidiaries have any outstanding or authorized stock appreciation, phantom stock, stock-based performance units, profit participation or similar plans. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of any Company Subsidiary. All of the outstanding Equity Interests of each Company Subsidiary are owned free and clear of any Encumbrances, other than Permitted Encumbrances.

5.8 No Undisclosed Liabilities. The Company and the Company Subsidiaries have no liabilities, other than those incurred in the ordinary course of business consistent with past practice since their incorporation, and which, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Material Adverse Effect.

5.9 Compliance with Laws. Except as set forth on Schedule 5.9, the Company and the Company Subsidiaries are in compliance in all material respects with all Laws applicable to the operation of their respective businesses. As of the date hereof, neither the Company nor any Company Subsidiary is subject to any unsatisfied Order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

5.10 Exclusivity of Representations. Except for the representations and warranties contained in Articles 4 and 5 of this Agreement (as modified by the Disclosure Schedules), none of the Seller, the Company, the Company Subsidiaries or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Seller, the Company or the Company Subsidiaries, or any of their respective Affiliates, including with respect to the Company Shares or their respective assets and liabilities, and the Seller and the Company hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Seller, the Company, the Company Subsidiaries or any other Person. The Seller and the Company hereby disclaim all liability and responsibility for all projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to the Buyer or any of the Buyer’s Affiliates or any Representatives of the Buyer or any of the Buyer’s Affiliates, including omissions therefrom. Without limiting the foregoing, neither the Seller nor the Company makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to the Buyer or any of its Affiliates or any Representatives of the Buyer of any of its Affiliates regarding the success, profitability or value of the Company, the Company Subsidiaries, or their respective businesses.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

6.1 Organization. The Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

6.2 Binding Obligations. The Buyer has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Buyer and, assuming that this Agreement and each Transaction Document constitutes the legal, valid and binding obligations of the Sellers and the Company, constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

6.3 No Defaults or Conflicts. The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby (a) do not and will not result in any violation of the applicable Organizational Documents of the Buyer, (b) do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, any Contract to which the Buyer is a party or by which it is bound or to which its properties are subject, and (c) do not and will not violate any existing applicable Law or Order having jurisdiction over the Buyer; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that, individually or in the aggregate, would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

6.4 Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby, except in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws.

6.5 Litigation. There are no Actions pending or to the knowledge of the Buyer, threatened against the Buyer before any Governmental Authority which seeks to prevent the transactions contemplated hereby or that otherwise would reasonably be expected to have a material adverse effect on the Buyer’s ability to effect the transactions contemplated hereby.

6.6 No Undisclosed Liabilities. The Buyer has no liabilities, other than those incurred in the ordinary course of business consistent with past practice since its incorporation, and which, individually or in the aggregate, would not have, or would not reasonably be expected to have, a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

6.7 Buyer’s Reliance. The Buyer acknowledges that it and its Representatives have been permitted full and complete access to the Books and Records, facilities, equipment, Tax Returns, Contracts, and other properties and assets of the Company and the Company Subsidiaries that the Buyer and its Representatives have desired or requested to see or review, and that the Buyer and its Representatives have had a full opportunity to meet with the officers and employees of the Company and the Company Subsidiaries to discuss the business of the Company and the Company Subsidiaries. The Buyer acknowledges that none of the Sellers, the Company or any other Person has made or is making any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company Shares, the Company or the Company Subsidiaries furnished or made available to the Buyer and its Representatives, except as expressly set forth in Articles 4 and 5 of this Agreement, and none of the Sellers, the Company or any other Person (including any Representative of the Sellers and/or the Company) shall have or be subject to any liability to the Buyer, or any other Person, resulting from the Buyer’s use of any information, documents or material made available to the Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. The Buyer acknowledges that the Buyer is acquiring the Company and the Company Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Articles 4 and 5 of this Agreement. The Buyer acknowledges that, except for the representations and warranties contained in Articles 4 and 5, the Buyer has not relied on any other express or implied representation or warranty or other statement by or on behalf of the Company or the Sellers or any of their respective Affiliates, including with respect to any pro-forma financial information, financial projections or other forward-looking statements of the Sellers, the Company or the Company Subsidiaries, and the Buyer will make no claim with respect thereto.

ARTICLE 7

COVENANTS

7.1 Conduct of Business Prior to the Closing. Except as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, the Company shall, and shall cause the Company Subsidiaries to, (i) operate its business in all material respects in the ordinary course of business consistent with past practice, and (ii) not undertake any of the following actions without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent Organizational Documents;

(b) (i) issue or sell, at a price less than the price of the offering of Company Series A Preferred Stock consummated on June 27, 2024, (ii) transfer, dispose of or encumber its

Equity Interests, or (iii) redeem, purchase or otherwise acquire any of its Equity Interests, other than, issuances pursuant to the SIM LTIP;

(c) sell, transfer, lease, license, sublicense, or otherwise dispose of any property or assets having a value in excess of $100,000, other than in the ordinary course of business;

(d) (i) incur, forgive, guarantee or modify any Indebtedness, or (ii) make any loans or advances, in each case in an amount greater than $250,000 other than in the ordinary course of business;

(e) hire any new employee, except (i) for any such new employee having an annual base salary of less than $300,000, (ii) employees who are terminable at will, or (iii) to replace any terminated or departed employee with substantially similar compensation;

(f) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(g) make any material change to its accounting (including Tax accounting) methods, principles or practices, except as required by Law or GAAP; or

(h) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

7.2 Access to Information.

(a) During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with Article 9, the Company shall, and shall cause the Company Subsidiaries to (i) provide the Buyer and its authorized Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the personnel, assets, properties, and Books and Records of the Company and the Company Subsidiaries, and (ii) furnish the Buyer and its authorized Representatives with such information and data concerning the Company and the Company Subsidiaries as the Buyer may reasonably request; provided, however, that (A) any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company or the Company Subsidiaries and (B) neither the Company nor the Company Subsidiaries shall be required to provide any (1) access or information that would result in violation of any applicable Laws, (2) information subject to any confidentiality, non-disclosure or similar arrangements, (3) information the disclosure of which would jeopardize any applicable privilege (including attorney-client privilege) applicable to the Sellers, the Company, the Company Subsidiaries or their respective Affiliates or (4) information the disclosure of which would, or would reasonably be expected to cause, material detriment to the Company, the Company Subsidiaries or their respective businesses. All such access and information requests shall be coordinated through one or more Representatives designated by the Company. The Buyer shall not, and shall cause its Affiliates and their respective Representatives not to, contact any officer, employee, agent, customer, supplier or any other Person having any business relationship with the Company or the Company Subsidiaries, except with the approval of, and coordinated by, such Representative designated by the Company.

(b) Effective upon the Closing, the Sellers shall, and shall cause their respective Affiliates and each of their respective Representatives to, treat and hold as confidential, and shall not use or disclose (a) any documents and information concerning the Buyer, or any of its Affiliates, furnished to it by the Buyer or its Representatives in connection with this Agreement, the Transaction Documents, or the transactions contemplated hereby and thereby, and (b) any information regarding the Company, the Company Subsidiaries and/or the businesses of the Company or the Company Subsidiaries, including trade secrets, know-how, confidential and proprietary information, (such information in clause (b), the “Confidential Information”). In the event that the Sellers, their Affiliates, or their respective Representatives are requested or required (by oral question or request for information or documents in any Action, proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Sellers shall, and shall cause their respective Affiliates, and their respective Representatives to, promptly notify the Buyer of the request or requirement so that the Buyer may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 7.2(b). If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers, their respective Affiliates, or their respective Representatives are, on the advice of counsel, legally required to disclose any such information, the Sellers, their respective Affiliates, or their respective Representatives may disclose such information to the requesting authority; provided, however, that the Sellers shall, and shall cause their respective Affiliates, and their respective Representatives to use commercially reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Buyer shall designate in good faith.

7.3 Efforts to Close; Further Actions.

(a) Each of the Parties shall use reasonable best efforts to take, or cause to be taken, all appropriate actions, to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, and to satisfy the conditions set forth in Article 8 as promptly as practicable and in no event later than the Termination Date.

(b) Subject to the terms and conditions of this Agreement, without limiting the foregoing, (i) each of the Parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements under applicable Law that may be imposed on itself with respect to the transactions contemplated hereby (which actions shall include furnishing all information requested in connection with approvals of or filings with any Governmental Authority) and shall promptly cooperate with and furnish information to each other in connection with any such requests to any of them or any of their Affiliates in connection with the transactions contemplated hereby and (ii) each of the Parties hereto shall use its reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority required or advisable to be obtained or made by the Sellers or the Buyer or any of their Affiliates in connection with the transactions contemplated by this Agreement. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to make all appropriate filings, notices and registrations with any Governmental Authority with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement in order to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority required or advisable to be obtained or made by the Parties hereto or any of their Affiliates in connection with the taking of any action contemplated thereby or by this Agreement.

(c) Each Party to this Agreement shall promptly notify the other Party of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, shall permit the other Party to review in advance any proposed communication by such Party to any Governmental Authority, and shall provide each other with copies of all correspondence or communications between them or any of their Affiliates, on the one hand, and any Governmental Authority or members of its staff, on the other hand, subject to this Section 7.3. No Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to any applicable confidentiality obligations and to this Section 7.3(c), the Parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing.

(d) Each of the Parties, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under Laws applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and use its commercially reasonable efforts (which shall not require any Party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions. The Parties acknowledge that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company or a Company Subsidiary is a party and that may not be obtained prior to the Closing.

7.4 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with Article 9, the Sellers shall not, and shall cause each of the Company and each Company Subsidiary, its other Affiliates and their respective Representatives not to, directly or indirectly, (a) (i) initiate, solicit or encourage the submission of any proposals or offers with respect to, (ii) participate in any discussions or negotiations regarding or relating to, or (iii) enter into any letter of intent or agreement in principle with any third party relating to, any direct or indirect acquisition of all or substantially all of the Company’s or any Company Subsidiary’s assets or any Equity Interests of the Company or any Company Subsidiary, or an acquisition of the Company or any Company Subsidiary by merger, amalgamation, consolidation or otherwise (each of the foregoing transactions, an “Acquisition Transaction”), or (b) assist any third party in preparing or soliciting an offer relating in any way to an Acquisition Transaction (in each case other than with respect to the transactions contemplated by this Agreement).

7.5 Public Announcements. No Party to this Agreement will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer and the Company; provided, however, that nothing herein will prohibit any Party from (a) issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable Law or stock exchange requirements, or (b) disclosing any information that is reasonably required to be disclosed in confidence to a Party’s and its Affiliates’ respective directors, officers, employees, professional advisers, current and potential investors and other Representatives; provided, further, however, that such Party shall be responsible for any breach of the terms hereof by any such Persons.

7.6 Retention of Books and Records. For seven (7) years following the Closing Date, unless acting with the prior written consent of the Sellers, the Buyer shall not, and shall cause the Company, the Company Subsidiaries and the Buyer’s other Affiliates not to, destroy or otherwise dispose of its books, records, files, designs, specifications, customer lists, supplier lists, information, reports, correspondence, literature and other sales material, computer software, and other data and similar materials relating to the operation of the Company and/or the Company Subsidiaries prior to the Closing (all such materials, the “Books and Records”) without first offering to surrender the Books and Records which are intended to be destroyed or disposed of to the Sellers. After the Closing, the Buyer (a) shall allow the counsel, accountants, and other Representatives of the Sellers and the Sellers’ Affiliates access to such Books and Records (with the related right of examination and duplication) upon reasonable request by the Sellers and during normal business hours and (b) shall make available the employees and other Representatives of the Company and the Company Subsidiaries to the extent such availability is reasonably required by the Sellers in connection with the investigation, preparation, conduct, or settlement of or for any Action by or against any Seller (or any of their Affiliates).

7.7 Post-Closing Long-Term Incentive Plan. Prior to the effectiveness of the Form 10, the board of directors of the Company shall approve and adopt the Sauvegarder Investment Management, Inc. 2024 Long-Term Incentive Plan (the “SIM LTIP”), substantially in the form attached hereto as Exhibit C, to be effective on or before one (1) day prior to the Closing Date. The maximum number of shares that may be granted under the SIM LTIP prior to the Closing Date is 4,170,714. Prior to the effectiveness of the Form 10, the shareholders and board of directors of the Buyer will take all reasonable action to adopt and approve the SIM LTIP at the Buyer level and assume all awards outstanding, with the SIM LTIP available to grant awards to all employees of the Buyer.

7.8 Preparation of Form 10 and Registration Statement. The officer, directors and management team of the Buyer will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable, and will work with the Company’s management team in connection with the filings of the Form 10 and the Registration Statement with the SEC.

7.9 Spectral AI Share Forfeiture. Subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the Closing, Spectral AI shall automatically and irrevocably forfeit, surrender and transfer to the Buyer for no consideration, 2,262,202 Buyer Shares held by it immediately prior to the Closing (such Buyer Shares so forfeited, the “Spectral AI Forfeited Shares”). Spectral AI hereby agrees to take such actions as shall be necessary to evidence such forfeiture and surrender, if applicable, of the Spectral AI Forfeited Shares, subject to, conditioned upon and effective as of immediately prior to the Closing. From and after the occurrence of the forfeiture contemplated by this Section 7.9, the Spectral AI Forfeited Shares shall be deemed to be cancelled and no longer outstanding.

ARTICLE 8

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement will be subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following express conditions precedent:

(a) No Order. There shall be no Order in existence that prohibits or materially restrains the sale of the Company Shares, and there shall be no proceeding pending by any Governmental Authority seeking such an Order.

(b) Form 10. The Form 10 shall have become approved by the SEC and the Buyer shall request effectiveness under the Securities Act and no stop order suspending the effectiveness of the Form 10 shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff and not withdrawn.

(c) Listings. The shares of the Buyer’s common stock shall have been approved for listing on a national stock exchange, subject only to official notice of issuance.

(d) Approvals. The Parties shall have received all approvals with any Governmental Authority necessary to consummate the transaction contemplated by this Agreement, including, but not limited to, the expiration or termination of the waiting period under the HSR Act, if applicable

(e) Joinders. The shareholders of the Company that have not signed this Agreement as of the date hereof, shall have delivered executed joinders in the form attached hereto as Exhibit D.

8.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Sellers and the Company, as applicable, contained in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect or similar qualifications contained in such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(b) Performance of Covenants. The Sellers and the Company shall have performed in all material respects all of the covenants and obligations required to be performed by the Sellers and the Company under this Agreement prior to or at the Closing.

(c) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred.

(d) Sellers and Company Closing Deliverables. The Sellers and/or the Company shall have delivered or caused to be delivered to the Buyer the items required by Section 2.2(a).

8.3 Conditions to Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect or similar qualifications contained in such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

(b) Performance of Covenants. The Buyer shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement prior to or at the Closing.

(c) Buyer Closing Deliverables. The Buyer shall have delivered or caused to be delivered to the Seller the items required by Section 2.2(b).

ARTICLE 9

TERMINATION

9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Buyer and the Sellers;

(b) by the Buyer or the Sellers, upon written notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or prior to June 30, 2025 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any Party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c) by the Buyer or the Sellers, upon written notice to the other Party, if any Order issued by a Governmental Authority permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party that is (i) in material breach of any representation, warranty, covenant or other agreement contained herein at such time, or (ii) responsible for a breach of its obligations under this Agreement in any manner that shall have proximately caused the entry of such final and non-appealable Order;

(d) by the Buyer, if (i) the Sellers or the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Sellers or the Company contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt of written notice of such breach or failure or is incapable of being cured by the Sellers or the Company by the Termination Date; provided, however, that the Buyer shall not be entitled to terminate pursuant to this Section 9.1(d) if the Buyer is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would result in the closing conditions set forth in Section 8.3(a) or Section 8.3(b) to not be satisfied;

(e) by the Sellers, if (i) the Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 8.3(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.3(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt of written notice of such breach or failure or is incapable of being cured by the Buyer by the Termination Date; provided, however, that the Sellers shall not be entitled to terminate pursuant to this Section 9.1(e) if any Seller or the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would result in the closing conditions set forth in Section 8.2(a) or Section 8.2(b) to not be satisfied; and

(f) by either the Buyer, on the one hand, or the Sellers, on the other hand, in the event of the issuance of a final, nonappealable Order restraining or prohibiting the sale of the Company Shares to the Buyer.

9.2 Effect of Termination. In the event either Party terminates this Agreement pursuant to this Article 9, such terminating Party shall deliver prompt written notice of its decision to the other Party and this Agreement will become void and have no effect, without any liability or obligation on the part of the Buyer or the Seller, other than the provisions of this Section 9.2, Section 7.2(a), Section 7.5, and Article 10 which will survive any termination of this Agreement; provided, however, that nothing in this Agreement will relieve any Party from any liability for any pre-termination breach by such Party of its covenants or agreements set forth in this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1 Nonsurvival. The representations, warranties, covenants and agreements of the Sellers and the Company contained in this Agreement or in any certificate delivered in connection herewith will not survive beyond the Closing such that no claim for breach of any such representation or warranty, covenant, or agreement, detrimental reliance or any other right or remedy (whether in Contract, in tort, or at law or in equity) may be brought after the Closing with respect thereto against the Sellers or any of its Affiliates, or any of their respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns (the “Seller Group”), and there will be no liability in respect thereof, whether such purported liability has accrued prior to, on or after the Closing, on the part of any member of the Seller Group, except for those covenants and agreements contained herein that by their express terms apply or are to be performed in whole or in part after the Closing. Notwithstanding the foregoing, nothing in this Section 10.1 shall (or shall be deemed to) limit any claim against any Person for such Person’s Fraud with respect to the representations and warranties contained herein.

10.2 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution and performance of this Agreement and the transactions contemplated hereby (including certain legal and advisory fees and expenses of the Company) shall be paid by Buyer. Buyer shall pay such costs and expenses incurred by the Company in connection with the preparation, negotiation and execution and performance of this Agreement and the transactions contemplated hereby in an aggregate amount not to exceed $750,000.

10.3 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Buyer and the Sellers; provided, however, that to the extent any amendment to this Agreement relates solely with respect to (i) the forfeiture of the Spectral AI Forfeited Shares pursuant to Section 7.9 or (ii) the exchange ratio used to calculate the Closing Equity Consideration payable to the Sellers as set forth on Exhibit A, then such amendment shall only require the written consent of the Buyer, Spectral AI and the Major Shareholders; provided, further, that any such amendment will not subject any Seller to disproportionate economic effect without such Seller’s consent. A waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

10.4 Entire Agreement. This Agreement, including the Disclosure Schedules and the other Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement and the Transaction Documents contemplated hereby, contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and the businesses and operations of the Company and the Company Subsidiary and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their Representatives, oral or written, respecting such subject matter.

10.5 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

10.6 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the Party for whom it is intended, (b) if delivered by e-mail of a .pdf or other electronic transmission document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (c) if delivered by certified mail, registered mail, courier service, return-receipt received to the Party at the address set forth below, with copies sent to the Persons indicated:

If to the Company:

Sauvegarder Investment Management, Inc.

78 SW 7th Street

Suite 500

Miami, FL 33130

Attention: David Kutcher

Email: david@sauvegarder.io

With a copy to (which copy shall not constitute notice):

Reed Smith LLP

2850 N. Harwood Street

Suite 1500

Dallas, TX 75201

Attention: Lynwood E. Reinhardt, Esq.

Email: lreinhardt@reedsmith.com

If to the Buyer:

Spectral IP, Inc.

2515 McKinney Avenue

Suite 1000

Dallas, TX 75201

Attention: Vincent Capone

Email: vcapone@spectral-ai.com

If to a Seller, to such address or email as set forth across from such Seller’s name on Exhibit A.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.6.

10.7 Exhibits and Disclosure Schedules.

(a) Any matter, information or item disclosed in the Disclosure Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules hereto shall not (i) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (ii) represent a determination that such item or matter did not arise in the ordinary course of business, (iii) be deemed or interpreted to expand the scope of the Seller’s or the Company’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (iv) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (v) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (vi) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter, or (vii) constitute, or be deemed to constitute, an admission or indication by the Seller or the Company that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No reference in the Disclosure Schedules to any Contract or document shall be construed as an admission or indication that such Contract or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract or document.

(b) The Disclosure Schedules, the Exhibits and the other Schedules hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

10.8 Release. The Buyer, for itself and on behalf of its Affiliates, and each of their respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns (including, after the Closing, the Company and the Company Subsidiaries) (each a “Releasing Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any of any Person in the Seller Group relating to the Sellers’ ownership or the operation of the Company, the Company Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Schedules or any Exhibit or other Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Releasing Parties. Furthermore, without limiting the generality of this Section 10.8, other than with respect to breaches of covenants to be performed by the Sellers following the Closing, no claim will be brought or maintained by, or on behalf of, the Buyer or any other Releasing Party (including, after the Closing, the Company and the Company Subsidiaries) against the Sellers or any other member of the Seller Group, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants of the Company or any other Person set forth or contained in this Agreement, the Disclosure Schedules or any Exhibit or other Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby. The Buyer acknowledges and agrees that the Releasing Parties may not avoid such limitation on liability by (a) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (b) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement. The Parties acknowledge and agree that the limits imposed on the Releasing Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid by the Buyer hereunder. Notwithstanding the foregoing, nothing in this Section 10.8, shall (or shall be deemed to) limit any claim against any Person for such Person’s Fraud with respect to the representations and warranties contained herein.

10.9 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns. No Party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement, which any such Party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

10.10 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted assignee of a Party to this Agreement.

10.11 Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile, email, or other electronic means, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.12 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of Laws thereof.

10.13 Consent to Jurisdiction and Service of Process. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in the Chancery Court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the state of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such Action, and irrevocably submits to the exclusive jurisdiction of any such court in any such Action.

10.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.16 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:

SPECTRAL IP, INC.

By:	/s/ Erich Spangenberg
	Name:	Erich Spangenberg
	Title:	Chief Executive Officer

SPECTRAL AI:

SPECTRAL AI, INC.

solely for purposes of Sections 7.5, 7.9 and Article 10

By:	/s/ J. Michael DiMaio
	Name:	J. Michael DiMaio
	Title:	Chairman of the Board

COMPANY:

SAUVEGARDER INVESTMENT MANAGEMENT, INC.

By:	/s/ David Kutcher
	Name:	David Kutcher
	Title:	Chief Financial Officer

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

SELLERS:

ELS FAMILY 1960 LP

By:	ELS 1960 Family GP, LLC, its general partner

By:	/s/ Erich Spangenberg
	Name:	Erich Spangenberg
	Title:	CEO

OVERLOOK TRADING PARTNERS LLC

By:	/s/ David Kutcher
	Name:	David Kutcher
	Title:	Manager

KB KIDS PARTNERS LLC

By:	/s/ David Kutcher
	Name:	David Kutcher
	Title:	Co-Manager

B23 HEEL ENTERPRISES LLC

By:	/s/ Brian Berman
	Name:	Brian Berman
	Title:	VP

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

SELLERS:

ELEVEN VENTURES LLC

By:	/s/ Hartley Wasko
	Name:	Hartley Wasko
	Title:	Manager